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                                                                     EXHIBIT 3.3

             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

    The undersigned , Samuel Salen, M.D., certifies that:

    1. He is the President and Secretary of MMI Medical, Inc., a California corporation (the "Corporation").

    2. Article I of the Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

                                       "I
                         The name of the corporation is
                          INNOSERV TECHNOLOGIES, INC."

    3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

    4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporation Code. The total number of shares of capital stock entitled to vote thereon outstanding on the record date set for approval of such amendments was 5,035,833 shares of Common Stock. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%.

    I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

DATED: September 26, 1995

                                                     /s/ SAMUEL SALEN

                                          --------------------------------------
                                                    Samuel Salen, M.D.
                                                 PRESIDENT AND SECRETARY